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                                                                  EXHIBIT (d)(5)

                VASTERA, INC. UNITED KINGDOM STOCK OPTION SCHEME


         This scheme is for the benefit of those employees of Vastera, Inc. and its Subsidiaries who are subject to taxation in the United Kingdom. The terms and conditions of this scheme are established in order to render the scheme capable of approval as an Approved Share Option Scheme under Sections 185-187 and Schedule 9 ("Schedule 9") of the United Kingdom Income and Corporation Taxes Act 1988 (the "Taxes Act"). Accordingly, the terms and conditions of this scheme shall be interpreted in a manner consistent with Sections 185-187 and Schedule
9. All options subject to the provisions of this scheme shall be specifically designated as "Approved U.K. Stock Options."

         This scheme is an addendum to the 2000 Stock Incentive Plan (the "Plan") and should be read in conjunction with the Plan. Accordingly, any options specifically designated as Approved U.K. Stock Options shall be subject to the terms and conditions of the Plan except to the extent that such terms and conditions differ from (or are otherwise in conflict with) the express provisions of this scheme. In the event of any conflict between the Plan and this addendum the rules set out in this addendum shall take precedence insofar as Approved U.K. Stock Options granted to UK participants are concerned. Any term not otherwise defined in this scheme shall have the meaning set forth in the Appendix to the Plan.

         (a) PROGRAM. All Approved U.K. Stock Options shall be granted under the Discretionary Option Grant Program. The scheme shall not apply to options granted or shares issued under the Automatic Option Grant, Salary Investment Option Grant, Director's Fee Option Grant or Stock Issuance Programs.

         (b) ELIGIBILITY. The individuals eligible to receive Approved U.K. Stock Options shall be limited to:

                  (i) any director of the Corporation or one or more of its Subsidiaries who normally devotes not less than an aggregate of 25 hours per week (excluding meal breaks) to the duties of such directorships; and

                  (ii) any non-director employee of the Corporation or its Subsidiaries.

         An individual may not be granted, nor may an individual exercise, an Approved U.K. Stock Option if such individual has at the time (or had at any time during the preceding twelve (12) months) a material interest (within the meaning of paragraph 3 of Section 187 of the Taxes Act) in a close company (as defined by Section 414 of the Taxes Act as applied by paragraph 8 of Schedule 9) being the Corporation or a company which has control of the Corporation or is a member of a consortium which owns the Corporation.

         (c) TRANSFERABILITY OF APPROVED U.K. STOCK OPTIONS. An Approved U.K. Stock Option shall, during the lifetime of the Optionee, be exercisable only by the Optionee and shall


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not be assignable or transferable other than to the Optionee's personal representatives or by will following the Optionee's death.

         (d) STOCK ISSUED PURSUANT TO EXERCISE OF APPROVED U.K. STOCK OPTIONS. The shares of Common Stock issued pursuant to the grant and exercise of Approved U.K. Stock Options shall satisfy the requirements of paragraphs 10-14 inclusive of Schedule 9 (including the requirement that such shares shall not be subject to any restrictions other than restrictions which apply to all outstanding shares of Common Stock). The issuance of such shares must be effected within thirty (30) days after the date of exercise of the Approved U.K. Stock Options.

         (e) LOANS OR GUARANTEE OF LOANS. Notwithstanding the provisions of
Section I, Article Seven of the Plan, (i) no financing shall be provided directly or indirectly by the Corporation or any of its Subsidiaries to the holders of Approved U.K. Stock Options for the purposes of assisting such individuals in the exercise of their Approved U.K. Stock Options and (ii) no holder of an Approved U.K. Stock Option shall be permitted to pay in instalments the purchase price of stock acquired pursuant to the exercise of such option.

         (f) LIMITATION OF RIGHTS. Any Approved U.K. Stock Option shall be limited to take effect so that immediately following such grant the aggregate of the Original Fair Market Value of all the Common Stock over which he has been granted option rights and which are subsisting under (i) this scheme and (ii) any other Executive Share Option Scheme adopted by the Corporation or an Associated Company, and approved under Schedule 9 (other than an approved savings-related share option scheme) shall not exceed in amount the Appropriate Limit.

         (g) CHANGES IN CAPITALISATION. No change or adjustment shall be effected pursuant to Section V.E., Article One of the Plan to (i) the number of shares covered by an outstanding Approved U.K. Stock Option or (ii) the exercise price payable per share under an outstanding Approved U.K. Stock Option unless necessary to take account of any variation in the share capital of which the shares of Common Stock the subject of Approved U.K. Stock Options form part and unless any approval required by the Board of Inland Revenue is first obtained.

         (h) SURRENDER OF OPTIONS. Notwithstanding Section V, Article Two of the Plan, no Approved U.K. Stock Option may be surrendered for a cash or stock payment from the Corporation.

         (i) EFFECT OF TERMINATION OF SERVICE. Section 1.C.2 of Article Two shall not apply in respect of an Approved U.K. Stock Option.

         (j) EXERCISE UPON DEATH. Notwithstanding Section I.C. of Article Two of the Plan, upon the Optionee's death an Approved U.K. Stock Option may in no event remain outstanding for more than one (1) year.

         (k) PURCHASE RIGHTS. Section 1.E. of Article Two shall not apply in respect of an Approved U.K. Stock Option.

         (l) SHARE LIMITATIONS. Notwithstanding Section IV.B., Article Seven of the Plan, no Approved U.K. Stock Option may be granted pursuant to the provisions of this scheme to

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purchase shares of Common Stock in excess of the number of shares then available for issuance under the Plan.

         (m) PAYMENT OF EXERCISE PRICE. Notwithstanding Section 1.A., Article Two of the Plan, the exercise price of an Approved U.K. Stock Option may not be paid by delivery of shares of Common Stock.

         (n) ASSUMPTION OR REPLACEMENT OF OPTIONS.

                  (i) The provisions of paragraphs E, F and G of Article 2,
         Section III shall not apply in relation to Approved U.K. Stock Options, but if any company (the "Acquiring Company") obtains Control of the Corporation in the circumstances specified in paragraph (a) of paragraph 15(1) of Schedule 9 and the Acquiring Company wants to assume the U.K. Approved Option, the Optionee may at any time within the appropriate period as defined in paragraph 15(2) of Schedule 9 (the "Approved Period"), by agreement with the Acquiring Company, release his Approved U.K. Stock Option (the "Old Option") in consideration of the grant to him of an Option (the "New Option") which is equivalent to the Old Option (as defined in paragraph 15(3) of Schedule 9) but relates to shares in a different company (whether the Acquiring Company itself or some other company which, on the assumption that the Acquiring Company were the grantor, would be a company falling within paragraph (b) or (c) of paragraph 10 of Schedule 9). Where any New Options are granted pursuant to this paragraph they shall be regarded for the purposes of a subsequent application of the provisions of the Plan and this Addendum as having been granted at the time when the corresponding Old Options were granted and, with effect from the date on which the New Options are granted, the provisions of the Plan and this Addendum shall, in relation to the New Options, be construed as if references to the Corporation or to shares of Common Stock were references where necessary or appropriate to the Acquiring Company and to shares in the Acquiring Company or, as the case may be, to the other company to whose shares in the New Options relate and to the shares in that other company. Should the Optionee not agree to the release of the Old Option in consideration for a New Option within the Approval Period, the Old Option shall terminate upon the expiration of the Approval Period. No acceleration of the Old Option shall occur if the Acquiring Company offers to assume or grant a New Option in consideration for release of the Old Option.

                  (ii) As soon as practical after having granted the New Option in accordance with the provisions of this paragraph the Acquiring Company shall issue an Option certificate in respect of such Option or shall procure that such an Option certificate is issued. The Option certificate shall state the date on which the Old Option (which has been released in consideration of the grant of the New Option) was granted, the number and class of shares subject to the New Option, the subscription price payable for each share under the New Option and the last date on which a notice exercising the New Option can be given and subject to the aforesaid shall be issued in such form and manner as the Board of Inland Revenue may from time to time prescribe.

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         (o) FAIR MARKET VALUE. The fair market value per share of Common Stock on any relevant date for purposes of this scheme shall be determined in accordance with the provisions of Part VIII of the U.K. Taxation Chargeable Gains Act 1992 and agreed for the purposes of this scheme with the Inland Revenue on or before the relevant date.

         (p) AMENDMENT OF THE SCHEME. This scheme may not be amended without prior Inland Revenue approval. Accordingly, unless the Board of Inland Revenue approval shall have been obtained for any amendment to this scheme or the Plan, the terms and conditions of this scheme shall be determined by reference to the provisions of this scheme or the Plan (as appropriate) as in existence prior to such amendment.

         (q) SUBSIDIARY. The definition of subsidiary set out in the Appendix to the Plan shall be replaced, in respect of an Approved U.K. Stock Option, with the following:

         "SUBSIDIARY shall have the same meaning as set out in section 736 of the Companies Act 1985."

         (r) DEFINITIONS. The following additional definitions shall have effect for the purposes of this scheme:


                  (i) "Appropriate Limit" the limit given by paragraph 28 of
         Schedule 9.

                  (ii) "Associated Company" an associated company of the Corporation within the meaning the expression bears in section 187(2) of the Income and Corporation Taxes Act 1988.

                  (iii) "Executive Share Option Scheme" a share option scheme in which participation is solely at the discretion of the Corporation.

                  (iv) "Original Fair Market Value" in relation to any share of Common Stock to be taken into account in relation to the limit in rule
         (f) of this scheme its Fair Market Value as determined for the purposes of the relevant grant of options.

         (s) DISAPPLICATION OF CERTAIN PROVISIONS OF THE PLAN IN RELATION TO THIS SCHEME. The following provisions of the Plan shall not apply for the purposes of this scheme:

                  (i) Article Two (III)(A)(ii);

                  (ii) Article Two (IV);

                  (iii) Article Two (V);

                  (iv) Article Seven (II)(A);

                  (v) Article Seven (III)(B).



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